1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

NEWS RELEASE
 API Technologies to Purchase Casino-ID Software Application from
Facial Recognition Developer, Imagis Technologies

Vancouver, Canada - November 6, 2001: Imagis Technologies Inc. (OTCBB: IGSTF; CDNX: NAB; Germany: IGY),a leading biometric facial recognition company, today announced that API Technologies LLC will purchase the rights to Imagis' Casino-ID product and will pay royalty fees to Imagis associated with API product sales that incorporate the Casino-ID software application. Casino-ID is an advanced software application for tracking incident-based information and images within the Casino environment.

API President, Dennis Nelson, said, "Having marketed Casino-ID since May 2001, it has become apparent that it goes far beyond existing gaming applications. By offering features and an array of functions that are not currently available, Casino-ID is in strong demand by the industry. In this heightened security environment, the use of Imagis' facial recognition technology, ID-2000, together with Casino-ID, allows us to screen and track the movements of all staff, visitors and vendors. The Casino-ID solution will allow our gaming clients to create an enhanced security environment adding safety, comfort and peace of mind to the gaming entertainment experience."

Casino-ID software captures, stores, and matches surveillance images quickly and easily. By cataloging intelligence data it identifies suspects and potential risks to protect gaming facility staff, clients and property. The purchase of the Casino-ID application will allow API Technologies to make enhancements to the software that will further increase the effectiveness of the product for Casino Managers.

Helena Campbell, formerly a Regional Sales Director for Imagis, has joined API Technologies as Vice President, Market Development. API plans to market the Casino-ID product line through its direct sales force and through its existing business partners within the gaming industry. API Technologies plans to integrate a comprehensive and functional gaming security database within Casino-ID and make it available to its customers.

Iain Drummond, Imagis Technologies' President & CEO, said, "We see this as a truly synergistic partnership that will accelerate the adoption of Casino-ID by the gaming industry while providing Imagis with recurring revenues from royalty fees. This will allow Imagis to focus on the major opportunities in the airport, law enforcement, and security markets.

About IMAGIS
Imagis (OTCBB: IGSTF; CDNX: NAB; Germany: IGY) is a developer and marketer of software applications and advanced biometric facial recognition software solutions both as products and as a Software Development Kit. These applications provide a range of security solutions in various industry sectors including airports, law enforcement, customs, immigration and other government agencies, and gaming. Imagis currently has over 130 national and international installations within excess of a thousand users of its biometric facial recognition technology, including at Toronto's Pearson International Airport, the world's 16th busiest airport and Oakland International Airport, which serves more than 10 million travelers per year, and several installations throughout Canada, Mexico, and the UK. Imagis markets its products through a network of business partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver "Buck" Revell, who served for over 30 years in the FBI, and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the web at http://www.imagistechnologies.com.

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1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
email: sandy@imagistechnologies.com

About API Technologies, LLC.
 Since its inception in 1975, API Services Inc. has earned a reputation for consistently providing their local, regional, national and international clients with successful solutions to their security and personnel challenges. API is one of North America's leading gaming consulting firms, specializing in security and protection services, systems design, regulatory and facility development, internal controls, business due diligence and start up consulting to the gaming industry. As a result of the extremely positive response to the Casino-ID product in the market place, API Technologies, LLC was established to further promote and expand its product line. API Technologies will integrate the "best in class" Biometric Technology - Casino-ID, with its 25 years of consulting experience to provide a comprehensive solution to the gaming marketplace.

Forward-Looking Statements
 This press release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include our expectations as to the success of our partnership with API and the anticipated amount and timing of revenues from royalty fees associated with the sale of API products that incorporate the Casino-ID software application. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: any unforeseen incompatibilities between the Casino-ID software application and the technology of API; any technical difficulties related to integrating the Casino-ID software application and the technology of API; the purchasing decisions of casino operators related to gaming security products; product development, product pricing or other initiatives of API's competitors; and the other risks and uncertainties described in our Form 10-KSB filed with the United States Securities and Exchange Commission. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

On behalf of the Board

"Sandra Buschau"

Corporate Secretary

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CONTACTS:

Sandra Buschau , VP Investor Relations Imagis Technologies Inc. Tel: (604) 684-2449 E-mail:sandy@imagistechnologies.com	Helena Campbell, Vice President API Technologies LLC Tel: (604) 802-8964; (920) 435-8317 E-mail: hcampbell@api-inc.com

The Canadian Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.